Exhibit 99.(a)(1)(A)

Offer to Exchange

ORTHOVITA, INC.

77 GREAT VALLEY PARKWAY

MALVERN, PENNSYLVANIA 19355

(610) 640-1775

OFFER TO ISSUE COMMON STOCK

IN EXCHANGE FOR

OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

The date of this Offer to Exchange is November 19, 2007.

ORTHOVITA, INC.

OFFER TO ISSUE COMMON STOCK IN EXCHANGE FOR

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., U.S. EASTERN

TIME, ON DECEMBER 20, 2007, UNLESS WE EXTEND THIS OFFER.

We are offering (the “Offer”) to eligible non-employee consultants the opportunity to exchange outstanding options to purchase shares of our common stock (the “Eligible Option Grants”) for shares of our common stock. If you are an eligible non-employee consultant of Orthovita, Inc. and wish to accept the Offer, you must complete an election form agreeing to exchange one or more of your Eligible Option Grants for shares of our common stock and specifying the number of shares of our common stock subject to your Eligible Option Grants to be exchanged. The Offer is currently expected to expire at 5:00 p.m., U.S. Eastern Time, on December 20, 2007, unless we extend the Offer to a later date (the “Expiration Date”).

The Offer will be open to all persons (the “Eligible Consultants”) who as of the commencement of the Offer hold Eligible Option Grants.

If you elect to tender one or more of your Eligible Option Grants in the Offer, in exchange for each Eligible Option Grant you elect to tender in the Offer and upon cancellation of your tendered Eligible Option Grant, we will issue to you shares of our common stock, on a one-to-one basis, so that you will receive the same number of shares of our common stock as are issuable upon exercise in full of the Eligible Option Grant you tender. The shares of our common stock that we issue in exchange for Eligible Option Grants in accordance with the Offer have been registered for sale to you under the Securities Act of 1933, as amended, and will be freely tradable immediately upon issuance to you.

If you are an Eligible Consultant, you may exchange one or more of your outstanding Eligible Option Grants for shares of our common stock. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in the Offer. Your election to exchange one or more of your outstanding Eligible Option Grants for shares of our common stock is entirely voluntary and may not be withdrawn or changed after the stated time on the Expiration Date.

We are making the Offer upon the terms, and subject to the conditions, described in this Offer to Exchange, including the Summary Term Sheet and the related Question and Answer presentation, as well as the cover letter and other the ancillary documents (which, collectively, as they may be amended from time to time, constitute the Offer). Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

The shares of our common stock are listed on NASDAQ under the symbol “VITA.” On November 15, 2007, the last reported sale price of our common stock on NASDAQ was $3.54 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

If you have any questions regarding the Offer, please consult this Offer to Exchange, the Summary Term Sheet and the Question and Answer presentation. If this Offer to Exchange, the Summary Term Sheet or the Question and Answer presentation do not answer your questions, or if you need assistance completing the related documentation, please contact Investor Relations at (610) 640-1775 or investorrelations@orthovita.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Your election to exchange one or more of your Eligible Option Grants is voluntary. If you decide to participate in the Offer, you must properly complete the Election Form that accompanies this Offer to Purchase and constitutes a part of the Offer and submit it in accordance with its instructions before 5:00 p.m., U.S. Eastern Time, on the Expiration Date (currently December 20, 2007), or on a later date if we extend the expiration of the Offer. If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. The information about the Offer is limited to this document, the attached Summary Term Sheet and Questions and Answers.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

The terms of the Offer are set forth in this Offer to Exchange, including the Summary Term Sheet and the related Question and Answer presentation, as well as the cover letter and other the ancillary documents furnished to Eligible Consultants in connection with the Offer. Set forth below is a list of defined terms used in this Offer to Exchange and the ancillary document. As used in this Offer to Exchange and the ancillary documents, the terms “Orthovita,” the “Company,” “we,” “our” and “us” refer to Orthovita, Inc., a Pennsylvania corporation.

Commencement Date means the date that we first provide to Eligible Consultants the opportunity to participate in the Offer and the means to exchange Eligible Option Grants.

Company Option Plans means the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as successor to the Orthovita, Inc. 1997 Equity Compensation Plan, as amended.

Eligible Consultant means any non-employee consultant who holds Eligible Option Grants.

Eligible Option Grants means all outstanding stock options granted under the Company Option Plans to, and held by, Eligible Consultants.

Expiration Date means the time that the Offer will expire, which is currently set to be at 5:00 p.m., U.S. Eastern Time, on December 20, 2007, unless we extend the expiration of the Offer to a later date and time.

NASDAQ means The NASDAQ Stock Market.

Offer means the offer by Orthovita to issue shares of our common stock in exchange for Eligible Option Grants. This Offer to Exchange, including the Summary Term Sheet and the related Question and Answer presentation, as well as the cover letter and other the ancillary documents furnished to Eligible Consultants in connection with the Offer, collectively, as they may be amended from time to time, constitute the Offer.

common stock means the common stock, $0.01 par value, of Orthovita.

SEC means the United States Securities and Exchange Commission.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

SUMMARY TERM SHEET

The following Summary Term Sheet is a summary of the material terms of the Offer. We urge you to read carefully the remainder of the Offer, the Question and Answer presentation, the ancillary documents and the Schedule TO, including all amendments thereto filed with the SEC, because the information in this summary is not complete, and additional important information is contained elsewhere in this Offer to Exchange and the Schedule TO. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

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Offer. We are offering Eligible Consultants the opportunity to exchange your Eligible Option Grants for a number of shares of our common stock equal to the number of shares of our common stock that may be issued upon the exercise in full of your Eligible Option Grants. (See Section 1.)

•

Eligible Consultants. The Offer will be open to all non-employee consultants who as of the Commencement Date hold Eligible Option Grants. Each of our non-employee consultants is party to one or more consulting agreements with us, governing the terms and conditions of such consultant’s service to us and our subsidiaries.

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants for shares of our common stock. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each Eligible Option Grant that you tender in the Offer.

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Exchange Ratio. In exchange for Eligible Option Grants tendered in the Offer, we will issue shares of our common stock on a one-to-one basis. Thus, if you elect to tender your Eligible Option Grants in the Offer, you will receive the same number of shares of our common stock as are issuable upon exercise in full of the Eligible Option Grant you tender. The shares of our common stock that we issue in exchange for Eligible Option Grants in accordance with the Offer have been registered for sale to you under the Securities Act of 1933, as amended, and will be freely tradable immediately upon issuance to you. For example, if you hold Eligible Option Grants exercisable to purchase 1,000 shares of our common stock, and you elect to tender them in the Offer, in exchange, you will receive 1,000 shares of our common stock, which will be freely tradable.

•	Timing. We commenced the Offer on November 19, 2007. The Expiration Date of the Offer is currently December 20, 2007, but we may extend the Offer to a later date.

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Election; Withdrawal Rights. To make your election to accept the Offer and tender your Eligible Option Grants, you must properly complete and deliver an Election Form before 5:00 p.m., U.S. Eastern Time, on the Expiration Date in accordance with the procedures described in the Offer. You may change or withdraw your election at any time prior to 5:00 p.m., U.S. Eastern Time, on the Expiration Date by following similar procedures. You may not withdraw or change your election after the stated time on the Expiration Date. (See Sections 3 and 4.)

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Conditions to the Offer. The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6.)

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Trading Price for Our Common Stock. The shares of our common stock are listed on NASDAQ under the symbol “VITA.” We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. (See Section 7.)

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Tax Consequences. The exchange of Eligible Option Grants for shares of our common stock pursuant to the Offer is a taxable event. You will recognize income for U.S. federal income tax purposes upon the surrender of Eligible Option Grants and the receipt of shares of common stock. (See Section 13.)

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14.)

Reverse Stock Split. At our 2007 Annual Meeting of Shareholders, our shareholders approved a proposal authorizing our Board of Directors to amend our Amended and Restated Articles of Incorporation to effect a reverse stock split of our common stock using a ratio, selected by our Board of Directors, of not less than one- for-three and not more than one-for-six. To date, our

Board of Directors has not determined to implement the reverse stock spilt of our common stock. If our Board of Directors does not implement the reverse stock split prior to the date of our 2008 Annual Meeting of Shareholders, the authority granted to implement the reverse stock split will terminate.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to issue shares of our common stock in exchange for Eligible Option Grants held by non-employee consultants who are Eligible Consultants.

Eligible Option Grants are all outstanding options that were granted under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as successor to the Orthovita, Inc. 1997 Equity Compensation Plan, as amended. As of November 15, 2007, approximately 5,935,626 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 795,248 shares were covered by Eligible Option Grants.

Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants for shares of our common stock. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each Eligible Option Grant that you tender in the Offer. The Offer is subject to the terms and conditions described in the Offer and the attached Summary Term Sheet and Questions and Answers. We will only accept Eligible Option Grants that are properly exchanged and not validly withdrawn in accordance with Section 5 of the Offer before the Offer expires on the Expiration Date.

In exchange for Eligible Option Grants tendered in the Offer, we will issue shares of our common stock on a one-to-one basis. Thus, if you elect to tender your Eligible Option Grants in the Offer, you will receive the same number of shares of our common stock as are issuable upon exercise in full of the Eligible Option Grant you tender. The shares of our common stock that we issue in exchange for Eligible Option Grants in accordance with the Offer have been registered for sale to you under the Securities Act of 1933, as amended, and will be freely tradable immediately upon issuance to you. For example, if you hold Eligible Option Grants exercisable to purchase 1,000 shares of our common stock, and you elect to tender them in the Offer, in exchange, you will receive 1,000 shares of our common stock, which will be freely tradable.

The Expiration Date of the Offer means 5:00 p.m., U.S. Eastern Time, on December 20, 2007, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants;

•	increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer; or

•	extend the Expiration Date or terminate the Offer.

If the Offer is scheduled to expire within 10 business days after the date on which we notify you of an amendment of the Offer with respect to any of these matters, we also intend to extend the Offer for a period of at least 10 business days after the date on which the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.	PURPOSE OF THE OFFER.

Historically, we have granted common stock options to certain non-employee consultants, including distributors and others acting in a consultative capacity, as compensation for services they rendered to us and our subsidiaries. These options were fully vested on the date of the grant. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS No. 123R”). This statement revised SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and required companies to expense the value of employee stock options and similar awards. The effective date of this standard for the Company was January 1, 2006. Under SFAS No. 123R, we are required to expense stock options in our consolidated statements of operations. Upon adoption of SFAS No. 123R, during the service and vesting period, these options are accounted for under SFAS No. 123R. However, once the service period terminates, these options are then accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-19, “Accounting for Derivative Instruments” (“EITF No. 00-19”), from the date the service/vesting period terminates through the expiration of the option or until it is exercised, whichever is earlier. Accordingly, effective January 1, 2006, we reclassified from equity to liabilities the aggregate fair value of our fully vested non-employee consultant stock options that were outstanding as of January 1, 2006. In addition, we are required to record a fair value adjustment at the end of each quarter for the change in the fair value of our fully vested non-employee consultant stock options outstanding.

Our stock price may be volatile and may fluctuate. Since we cannot determine what our stock price will be at the end of future quarters, we cannot estimate the impact of EITF No. 00-19 on our consolidated balance sheet and consolidated statements of operations in the future. An increase to our stock price as of the last day of a given quarter, as compared to our stock price as of the last day of the prior quarter, may result in an increase to the liability recorded to our consolidated balance sheet and an increase to operating expenses recorded on our consolidated statement of operations. Conversely, a decrease to our stock price as of the last day of a given quarter, as compared to our stock price as of the last day of the prior quarter, may have the opposite effect. Additionally, any subsequent changes to the assumptions used in the Black-Scholes model to estimate the fair value of these non-employee consultant options will impact the effect of EITF No. 00-19 on our consolidated balance sheet and consolidated statements of operations.

To ameliorate the impact on our consolidated balance sheet and consolidated statements of operations of the fair value adjustment we are required to record at the end of each quarter for the change in the fair value of our fully vested non-employee consultant stock options outstanding, we propose to issue shares of our common stock in exchange for all Eligible Option Grants. We have commenced the Offer as a part of our effort to effect the exchange.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to elect to tender your Eligible Option Grants in exchange for shares of our common stock.

3.	PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must make your election and submit the completed Election Form to Investor Relations via hand delivery, overnight courier, facsimile to (610) 640-2603 or email the scanned Election Form to investorrelations@orthovita.com before 5:00 p.m., U.S. Eastern Time, on the Expiration Date. You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

The delivery of the Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Option Grants, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you tender your Eligible Option Grants for exchange according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date of the Offer all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time before 5:00 p.m., U.S. Eastern Time, on the Expiration Date.

To change your election, you must deliver a Notice of Withdrawal, or re-deliver the Election Form, each to Investor Relations via hand delivery, overnight courier, facsimile to (610) 640-2603 or email the scanned Notice of Withdrawal or Election Form to investorrelations@orthovita.com before 5:00 p.m., U.S. Eastern Time, on the Expiration Date. If you have any questions, please contact Investor Relations at (610) 640-1775 or investorrelations@orthovita.com. The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m., U.S. Eastern Time, on the Expiration Date will be treated as your final election with respect to the Offer.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

5.	ACCEPTANCE OF ELIGIBLE OPTION GRANTS TENDERED FOR EXCHANGE, AND CANCELLATION AND ISSUANCE OF SHARES OF OUR COMMON STOCK.

On the terms and subject to the conditions of the Offer, we currently expect that on or promptly after the Expiration Date, we will accept for exchange and cancel all Eligible Option Grants properly exchanged and not validly withdrawn before the Expiration Date in accordance with the Offer. The shares of our common stock issuable upon the cancellation of the properly tendered and not withdrawn Eligible Option Grants in accordance with the terms of the Offer are expected to be granted shortly after the Expiration Date.

In exchange for Eligible Option Grants tendered in the Offer, we will issue shares of our common stock on a one-to-one basis. Thus, if you elect to tender your Eligible Option Grants in the Offer, you will receive the same number of shares of our common stock as are issuable upon exercise in full of the Eligible Option Grant you tender. The shares of our common stock that we issue in exchange for Eligible Option Grants in accordance with the Offer have been registered for sale to you under the Securities Act of 1933, as amended, and will be freely tradable immediately upon issuance to you. For example, if you hold Eligible Option Grants exercisable to purchase 1,000 shares of our common stock, and you elect to tender them in the Offer, in exchange, you will receive 1,000 shares of our common stock, which will be freely tradable.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants. After you deliver an Election Form you will receive a letter of confirmation that will confirm your election and state where you can find information regarding the number of shares of common stock that we will grant to you. Similarly, after you deliver a Notice of Withdrawal, you will receive a letter of confirmation that will confirm your election to withdraw your Eligible Option Grants from the Offer.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment;

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any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of shares of common stock, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), financial results, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the shares of common stock or otherwise restrict or prohibit consummation of the Offer or otherwise affect the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue shares of common stock for some or all of the exchanged Eligible Option Grants;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), financial results, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

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any change or changes occur in our business, condition (financial or other), assets, financial results, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.	PRICE RANGE OF COMMON STOCK.

The Eligible Option Grants subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our common stock. Our common stock is quoted on NASDAQ under the symbol “VITA.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ or its predecessor, as appropriate.

	High	Low
Fiscal Year 2007
First Quarter	$3.67	$2.74
Second Quarter	$3.13	$2.75
Third Quarter	$3.35	$2.48
Fourth Quarter (through November 13, 2007)	$3.66	$2.88

Fiscal Year 2006
First Quarter	$4.60	$3.77
Second Quarter	$4.55	$3.70
Third Quarter	$4.23	$3.20
Fourth Quarter	$3.80	$3.33

On November 15, 2007, the last reported sale price of our common stock on NASDAQ was $3.54 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8.	EXCHANGE RATIO.

In exchange for Eligible Option Grants tendered in the Offer, we will issue shares of our common stock on a one-to-one basis. Thus, if you elect to tender your Eligible Option Grants in the Offer, you will receive the same number of shares of our common stock as are issuable upon exercise in full of the Eligible Option Grant you tender. The shares of our common stock that we issue in exchange for Eligible Option Grants in accordance with the Offer have been registered for sale to you under the Securities Act of 1933, as amended, and will be freely tradable immediately upon issuance to you. For example, if you hold Eligible Option Grants exercisable to purchase 1,000 shares of our common stock, and you elect to tender them in the Offer, in exchange, you will receive 1,000 shares of our common stock, which will be freely tradable.

9.	SOURCE AND AMOUNT OF CONSIDERATION.

If we receive and accept the exchange of all Eligible Option Grants, we will issue a total of approximately 795,248 shares of our common stock. As of November 15, 2007, there were approximately 75,090,879 shares of our common stock outstanding. The consideration for the Offer will be paid in shares of our common stock issuable under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as successor to the Orthovita, Inc. 1997 Equity Compensation Plan, as amended. Our Board of Directors has approved the issuance of shares of common stock in connection with the Offer. A sufficient number of shares of our common stock are available for awards under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan to enable full participation in the Offer by all Eligible Consultants.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

A list of our directors and executive officers and their beneficial ownership of shares of our common stock is attached to the Offer as Schedule A. As of the close of business on November 15, 2007, our executive officers and non-employee directors as a group held options outstanding under the Company Option Plans to purchase a total of 2,941,471 shares of our common stock. This covered approximately 3.9% of the shares subject to all options outstanding under the Company Option Plans as of the same date. Members of our Board of Directors and our executive officers have not served as non-employee consultants to Orthovita and, therefore, will not be eligible to participate in the Offer.

During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.

Except as otherwise described in the Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under our equity incentive plans, together with certain consulting agreements between the company and certain non-employee consultants, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

As an Eligible Consultant, you have certain contract rights pursuant to your Eligible Option Grants. If you accept the Offer, those contract rights will be terminate and will be replaced with the rights of a shareholder under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as successor to the Orthovita, Inc. 1997 Equity Compensation Plan, as amended.

The Offer is intended to ameliorate the impact on our consolidated balance sheet and consolidated statement of operations of the fair value adjustment we are required to record at the end of each quarter for the change in the fair value of our fully vested non-employee consultant stock options outstanding, we propose to issue shares of our common stock in exchange for all Eligible Option Grants according to the terms of the Offer.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants and the issuance of shares of common stock as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue shares of common stock is subject to conditions, including the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for shares of common stock pursuant to the Offer for those Eligible Consultants subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code (“Code”), its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation and reporting or withholding obligations that may be applicable to an option holder.

We believe the exchange of Eligible Option Grants for shares of common stock pursuant to the Offer will be treated as a taxable exchange. If you exchange outstanding nonqualified stock options for shares of common stock, you will be required to recognize income for U.S. federal income tax purposes at the time of the exchange. After you exchange your Eligible Option Grants for shares of common stock, we will send you the relevant tax reporting documents (Form 1099 or Form 1042, as applicable), reflecting the income you have received on the exchange.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1(d) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants;

•	increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer; or

•	extend the Expiration Date or terminate the Offer.

If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of 10 business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to the Offer.

16.	INFORMATION ABOUT US.

General

We are a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterial products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. We also market products which complement our biomaterials platforms.

Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures.

In addition, we employ in-house research and development in support of biomaterial and biologic technology platforms. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc. and we continue to pursue similar relationships with other biomaterials companies.

Financial

Set forth below is a selected summary of certain financial information about us. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007.

	Nine Months Ended September 30		Year ended December 31
	2007	2006	2006	2005	2004	2003	2002
Statement of Operations and Other Data:
Product sales	$42,470,316	$33,020,763	$46,828,047	$34,679,298	$24,661,382	$15,468,621	$10,379,205
Cost of sales	14,630,549	12,165,408	17,782,575	12,651,578	7,758,892	2,637,472	1,578,765
Gross Profit	27,839,767	20,855,355	29,045,472	22,027,720	16,902,490	12,831,149	8,800,440
Operating expense	36,330,321	33,613,746	46,005,939	34,955,082	29,439,511	21,252,581	20,176,085
Interest and Other (expense) income, net	(16,541,408)	(364,349)	(503,172)	(435,979)	(661,003)	(580,024)	(294,299)
Dividends paid on Preferred Stock	—	—	—	—	—	(268,521)	(423,618)
Deemed dividends on Preferred Stock	—	—	—	—	—	(850,869)	(8,198,840)

Net loss applicable to common shareholders	$(25,031,962)	$(13,122,740)	$(17,463,63)	$(13,363,341)	$(13,198,024)	$(10,120,846)	$(20,292,402)

Net loss per share applicable to common shareholders, basic and diluted	$(0.39)	$(0.25)	$(0.33)	$(0.28)	$(0.29)	$(0.33)	$(1.00)

Shares used in computing basic and diluted net loss per share	64,507,337	52,375,425	53,353,539	48,106,705	44,752,353	30,942,390	20,223,182
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—	—

	Nine Months Ended September 30		As of December 31
	2007	2006	2006	2005	2004	2003	2002
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$53,156,773	$15,631,974	$28,338,522	$24,665,441	$25,665,096	$22,462,350	$19,167,268
Accounts receivable, net	8,445,596	7,087,988	8,755,068	6,224,064	4,498,049	2,658,353	1,621,238
Inventories	14,250,531	10,474,537	9,444,483	11,923,351	8,998,361	3,603,134	2,870,342
Property and equipment, net	6,725,661	5,435,715	5,294,880	5,031,659	4,606,287	4,361,729	4,896,472
License Right Intangible	8,362,206	—	9,000,000	—	—	—	—
Long-term investments	—	—	—	3,006,780	3,039,485	—	—
Total assets	92,138,854	40,137,215	62,215,311	52,336,029	48,011,961	33,550,563	28,704,107
Current liabilities	9,848,615	8,828,843	8,164,375	9,122,692	5,662,799	4,032,045	3,795,403
Long-term liabilities	25,056,464	10,847,918	10,789,414	8,837,681	7,825,280	7,725,256	7,850,891
Total shareholders’ equity	57,233,775	40,137,215	43,261,522	34,375,656	34,523,882	21,793,262	17.057,813

(1)	The ratios of earnings to fixed charges presented above were computed by dividing our net loss by fixed charges. For this purpose, losses have been calculated by adding fixed charges to net loss. Fixed charges consist of interest expense, revenue interest expense and the interest component of rental expense. We reported a net loss for the nine months period ended September 30, 2007 and we would have needed to generate additional income of $8,426,933 to cover our fixed charges of $1,391,352. We reported a net loss for each of the years in the five-year period ended December 31, 2006 and we would have needed to generate additional income of $17,463,639, $13,363,341, $13,198,024, $9,001,456 and $11,669,944, respectively, to cover our fixed charges of $1,611,015, $1,455,293, $1,079,668, $872,144 and $629,140, respectively. To cover our combined fixed charges and preferred stock dividends, we would have needed to generate additional income of $10,120,846 and $20,292,402 in 2003 and 2002, respectively.

Our book value per share as of September 30, 2007 was $0.76. Book value per share is the value of our total shareholders’ equity divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at September 30, 2007 amounted to zero.

If the Offer is accepted in full and all Eligible Option Grants are exchanged for shares of our common stock, we will incur a non-cash expense in an amount equal to the difference, if any, between the fair market value of the shares of our common stock issued in the Offer on the date on which we accept for exchange the tendered Eligible Option Grants, and $1,059,548, the amount of our liability recorded on our consolidated balance sheet as of September 30, 2007 for the Eligible Option Grants. For example, if all Eligible Option Grants are tendered in the Offer, we would incur an additional non-cash expense of approximately $1.8 million, assuming a fair market value of $3.50 per share of our common stock on the date on which we accept the tendered Eligible Option Grants for exchange.

17.	ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. The Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

(c)	our Current Reports on Form 8-K filed with the SEC on January 3, 2007, January 22, 2007, February 5, 2007, February 8, 2007, February 20, 2007, February 22, 2007, March 12, 2007, March 28, 2007, May 2, 2007, May 10, 2007, May 18, 2007 (as amended on June 15, 2007), July 27, 2007, July 31, 2007, August 7, 2007 and October 18, 2007;

(d)	our Definitive Proxy Statement for our fiscal 2007 Annual Meeting of Shareholders, filed with the SEC on April 30, 2007; and

(e)	the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on November 16, 2006, including any amendments or reports filed for the purpose of updating such description, in lieu of incorporation by reference to a registration statement filed under the Securities Exchange Act of 1934 in reliance on published interpretations of SEC staff.

The SEC file number for these filings is 0-24517. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

100 F Street, N.E. Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on NASDAQ under the symbol “VITA,” and our SEC filings can be read at the following NASDAQ address:

Listing Qualifications

The NASDAQ Stock Market

9600 Blackwell Road

Rockville, Maryland 20850

We will also provide without charge to each Eligible Consultant, upon his or her written or oral request, a copy of the Offer or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Orthovita, Inc.

77 Great Valley Parkway

Malvern, Pennsylvania 19355

Attn: Investor Relations

or by telephoning us at (610) 640-1775 between the hours of 9:00 a.m. and 5:00 p.m., Malvern, Pennsylvania, local time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer, you should rely on the statements made in the most recent document.

The information about us contained in the Offer should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.

The Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the

Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2007 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from us is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND

EXECUTIVE OFFICERS

Our directors and executive officers and their ages, positions and offices as of November 15, 2007, are set forth in the following table:

Name	Age	Positions and Offices Held	Shares of our common stock beneficially held, as of November 15, 2007
Antony Koblish	42	Director, President and Chief Executive Officer	1,001,377	(1)
Albert J. Pavucek, Jr.	45	Chief Financial Officer	30,000	(2)
Maarten Persenaire	51	Chief Medical Officer	400,369	(3)
David J. McIlhenny	73	Senior Vice President, Operations	384,276	(4)
Christopher H. Smith	47	Senior Vice President, U.S. Sales	336,224	(5)
Douglas Low	46	Senior Vice President, European Operations	229,016	(6)
R. Scott Barry	35	Director	—
Morris Cheston, Jr.	70	Director	103,872	(7)
David Fitzgerald	73	Chairman, Board of Directors	131,442	(8)
Mary E. Paetzold	58	Director	109,775	(9)
Paul Thomas	52	Director	25,000	(10)
William Tidmore	65	Director	25,000	(11)
Paul Touhey	50	Director	45,172	(12)

(1)	Includes 964,140 shares underlying stock options.
(2)	Includes 25,000 shares underlying stock options.
(3)	Includes 384,407 shares underlying stock options.
(4)	Includes 376,310 shares underlying stock options.
(5)	Includes 322,873 shares underlying stock options.
(6)	Includes 222,873 shares underlying stock options.
(7)	Includes 85,000 shares underlying stock options.
(8)	Includes 113,750 shares underlying stock options.
(9)	Includes 97,083 shares underlying stock options.
(10)	Consists of 25,000 shares underlying stock options.
(11)	Consists of 25,000 shares underlying stock options.
(12)	Includes 30,000 shares underlying stock options.

The business address of each director and executive officer is: Orthovita, Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355.

Mr. Koblish has been a director of Orthovita since April 2002. Mr. Koblish served as President and Chief Executive Officer of Orthovita since April 2002, after serving as Senior Vice President of Commercial Operations since June 2001. From January 1999 to June 2001, Mr. Koblish managed Orthovita’s Worldwide Marketing division. Prior to 1999, Mr. Koblish served as Director of Marketing and Product Development, Reconstructive Specialty Group of Howmedica, Inc. a subsidiary of Pfizer, Inc. Mr. Koblish earned a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute and a Mast of Science degree in Engineering, Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.

Mr. Pavucek has been Orthovita’s Chief Financial Officer since February 2007, after serving as Vice President, Finance and Controller since September 2006. Before joining Orthovita, Mr. Pavucek served as Vice President, Finance and Operations, of PDI, Inc. a publicly traded biopharmaceutical commercialization partner, from 2002 to September 2006. Mr. Pavucek also served as Executive Director, Controller of PDI, Inc. from 2001 to 2002. Prior to joining PDI, Inc., Mr. Pavucek served at Astra Zeneca, L.P. from 1994 to 2001 in finance and operations roles of increasing responsibility, culminating as Sales Force Controller in 1996. Mr. Pavucek holds Bachelor and Master Degrees in Business Administration from Temple University, and is a Fellow Alumnus of the Wharton School of Business at the University of Pennsylvania.

Dr. Persenaire has served as Orthovita’s Chief Medical Officer since April 1999. Prior to joining Orthovita, Dr. Persenaire served in several positions at AcroMed Corporation, a DePuy-Johnson & Johnson company, most recently as Vice President of Clinical Affairs. Dr. Persenaire received his medical degree from the Groningen State University in The Netherlands in 1982 and served his internship and residency in internal medicine and surgery at the Greertruiden Hospital, The Netherlands, until 1983.

Mr. McIlhenny has been Orthovita’s Senior Vice President, Operations, since December 2002. From January 1996 to December 2002, Mr. McIlhenny served Orthovita in several capacities, namely Vice President of Quality Assurance and Regulatory Affairs and Vice President of Quality Systems and Operations Support and Director of Manufacturing and Quality Control. From 1991 to 1995, Mr. McIlhenny was Director of Operations and Engineering at Surgical Laser Technology, a company that developed, manufactured and marketed regulatory approved medical lasers and disposable fiber optic laser delivery systems. Mr. McIlhenny received a Bachelor of Science degree in Civil Engineering from The Pennsylvania State University, a Bachelor of Science degree in Mechanical Engineering from Drexel University and a Master of Business Administration degree from Old Dominion University.

Mr. Smith has been Orthovita’s Senior Vice President of U.S. Sales since March 2006 after serving as the Vice President, Sales since February 2004. From 1999 to 2004, Mr. Smith was a group director at Medtronic Neurologic Technologies, a division of Medtronic, Inc. From 1992 to 1999, Mr. Smith founded and was President of ThoroughMed Inc., a spine, neurosurgery and biomaterials distributor agency based in New York. ThoroughMed was acquired by Medtronic in 1999 and incorporated into Medtronic’s Neurologic Technologies sales division.

Mr. Low has served as Orthovita’s Senior Vice President, European Operations, since April 2006, after serving as Vice President, European Operations since May 2002. Mr. Low served as Director of European Operations from December 2001 to May 2002, and as Director of Marketing for Orthovita’s European operations from September 2001 to December 2001. Prior to joining the Company, he held senior marketing positions at both Stryker Howmedica and DePuy, a Johnson & Johnson company, where he was responsible for the International Knee Business Unit. Mr. Low graduated in 1981 with a combined Bachelor of Arts degree in Economics and Marketing from the University of Strathclyde, Glasgow.

Mr. Barry was elected to Orthovita’s Board of Directors on July 30, 2007. Mr. Barry is a principal of Essex Woodlands Health Ventures, a healthcare venture capital firm. Mr. Barry joined Essex Woodlands from Novartis Pharma AG where he most recently served as the Global Head of Pharma M&A and Collaborations. He joined Novartis in 2002 and held positions in the Business Development & Licensing and Mergers & Acquisitions groups. Prior to joining Novartis, Mr. Barry was a Director for Century Capital Associates LLC, a boutique healthcare investment bank and consulting firm. Previously, Mr. Barry held positions at KPMG LLP’s healthcare corporate finance group and assurance services group. Mr. Barry also serves as a director of Bledsoe Brace Systems. He holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from the Stern School of Business at New York University.

Mr. Cheston has been a director of Orthovita since May 2001. Mr. Cheston has been a partner in the law firm of Ballard Spahr Andrews & Ingersoll, LLP since 1971. Mr. Cheston is active in numerous civic and charitable organizations including currently serving as the Chairman of the Board of Managers of Pennsylvania Hospital and as a Member of the Board and Executive Committee of the University of Pennsylvania School of Medicine. Mr. Cheston received a Bachelor of Arts degree from Princeton University and his Juris Doctor from Harvard Law School.

Mr. Fitzgerald has been a director of Orthovita since December 2002. From October 1970 until his retirement in January 1996, Mr. Fitzgerald served in several capacities for Pfizer, Inc and its subsidiaries, Howmedica, Inc., including, most recently President and Chief Executive Officer of Howmedica, Executive Vice President of Pfizer Hospital Products Group and Vice President of Pfizer, Inc. Mr. Fitzgerald is currently a director at LifeCell Corporation, a publicly traded tissue implant company, and Arthrocare Corp., a publicly traded developer of a technology platform for soft tissue surgical procedures. Mr. Fitzgerald has a Bachelor of Science degree from American International College and a Master of Business Administration degree from New York University.

Ms. Paetzold has been a director of Orthovita since February 2003. Ms. Paetzold is a retired CPA with over 30 years of experience with public and private companies. From 1994 through February 2000, Ms. Paetzold served as Vice President, Chief Financial Officer, and director (1996–1997) of Ecogen, Inc., a publicly traded agricultural biotechnology company. From 1973 through 1994, Ms. Paetzold practiced with KPMG Peat Marwick, LLP, predecessor to KPMG LLP, serving as a partner from 1984 until 1994. Ms. Paetzold currently serves as a director and chairman of the audit committee for Immunomedics, Inc., a publicly traded biotechnology company. Ms. Paetzold has a Bachelor of Arts in Mathematics from Montclair State University.

Mr. Thomas was elected to Orthovita’s Board of Directors on July 27, 2007. Since October 1998, Mr. Thomas has served as President, Chief Executive Officer and a Director of LifeCell Corporation, a publicly traded company that develops and markets innovative tissue repair products for use in reconstructive, orthopedic and urogynecologic surgical procedures. Prior to joining LifeCell, Mr. Thomas was President of the Pharmaceutical Products Division of Ohmeda Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas received his M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business and completed his postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree in Chemistry from St. Michael’s College in Vermont. Mr. Thomas also serves as a director of Avanir Pharmaceuticals, a publicly traded company focused on biopharmaceutical drug discovery and development, and Innovative Spinal Technologies, Inc., a privately held medical technology company focused on developing minimally invasive treatments for spinal disorders.

Mr. Tidmore was elected to Orthovita’s Board of Directors on July 27, 2007. Mr. Tidmore formerly was president and chairman of DePuy Acromed, and formerly was president of DePuy, acquired by Johnson & Johnson in 1999. Mr. Tidmore held various senior management positions during his tenure of over 14 years with Depuy, including responsibilities for international businesses with direct operational responsibilities in several countries across Europe, Latin America, Japan, and Canada. Prior to that Mr. Tidmore served at Ethicon, Inc., where he held several management responsibilities including Vice President of Sales and Marketing in Canada. Mr. Tidmore holds a Marketing degree from the University of Georgia.

Mr. Touhey has been a director of Orthovita since March 2007. Mr. Touhey is President, Chief Executive Officer and a member of the Board of Directors of Fujirebio Diagnostics, Inc., which is a subsidiary of Miraca Holdings, Inc., a healthcare holding company based in Tokyo, Japan, principally engaged in laboratory testing services and in vitro diagnostic products. Mr. Touhey was appointed Chief Executive Officer of Fujirebio Diagnostics in 2007. Prior to his appointment as President and Chief Operating Officer in 2003, Mr. Touhey served as Fujirebio Diagnostics’ Senior Vice President (1999–2003) and Vice President of Operations (1998–1999). Prior to joining Fujirebio Diagnostics, he served in various executive positions at Centocor, Inc., including Vice President of Centocor’s Diagnostics Division. Centocor, Inc. is a subsidiary of Johnson & Johnson. Mr. Touhey is also a member of the Board of Directors of the Medical Device Manufacturers Association (“MDMA”), a position he has held since 1996. From 2000 to 2003, Mr. Touhey served as Chairman of the Board of MDMA. Mr. Touhey holds a Bachelor’s Degree from Temple University and completed the Cornell University Executive Management Program.

STOCK OPTION EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock granted to Eligible Consultants under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as successor to the Orthovita, Inc. 1997 Equity Compensation Plan, as amended. They are to be read in conjunction with the Offer of which they are a part.

Q1	What is the stock option exchange program?

A1	Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting non-employee consultants (Eligible Consultants) to exchange stock options (Eligible Option Grants) for shares of our common stock. The shares of common stock are expected to be issued shortly after December 20, 2007, or a later date if we extend the Expiration Date of the Offer.

The Offer will be open to all Eligible Consultants who as of the commencement of the Offer are holders of Eligible Option Grants under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as successor to the Orthovita, Inc. 1997 Equity Compensation Plan, as amended.

Your participation in the Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for shares of our common stock.

Q2	Why is the Option Exchange Program being offered?

A2	The Offer is intended to ameliorate the impact on our consolidated balance sheet and statements of operations of the fair value adjustment we are required to record at the end of each quarter for the change in the fair value of our fully vested non-employee consultant stock options outstanding.

Q3	What options may I exchange as part of this program?

A3	We are offering to exchange all stock options held by Eligible Consultants that are currently outstanding under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, as successor to the Orthovita, Inc. 1997 Equity Compensation Plan, as amended.

Q4	May I tender options that I have already exercised?

A4	The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q5	How many shares of common stock will I receive for the options that I exchange?

A5	In exchange for Eligible Option Grants tendered in the Offer, we will issue shares of our common stock on a one-to-one basis. Thus, if you elect to tender your Eligible Option Grants in the Offer, you will receive the same number of shares of our common stock as are issuable upon exercise in full of the Eligible Option Grants you tender. The shares of our common stock that we issue in exchange for Eligible Option Grants in accordance with the Offer have been registered for sale to you under the Securities Act of 1933, as amended, and will be freely tradable immediately upon issuance to you. For example, if you hold Eligible Option Grants exercisable to purchase 1,000 shares of our common stock, and you elect to tender them in the Offer, in exchange, you will receive 1,000 shares of our common stock, which will be freely tradable.

Q6	If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more economically valuable than the shares of common stock I received in exchange for them?

A6	No. If the price of our common stock increases after the date on which your Eligible Option Grants are cancelled, those cancelled Eligible Option Grants will not be worth more than the shares of common stock that you receive in exchange for them. For example, if you exchange Eligible Option Grants covering 1,000 shares with an exercise price of $3.50 per share (assume that $3.50 is the fair market value of the stock on the date of the exchange), you would receive 1,000 shares of common stock. Assume, for illustrative purposes only, that two years after the common stock grant date the price of our common stock had increased to $7.00 per share. Under this example, if you had not exchanged your Eligible Option Grants, and instead exercised them in full by paying the $3,500 exercise price to us and subsequently sold the underlying shares at $7.00 per share, you would have realized a taxable gain of $3,500. Alternatively, if you exchanged your options and sold the shares of common stock for $7.00 per share, you would realize taxable gain of $3,500 on the date of the exchange and $3,500 upon the later sale of the stock.

Q7	When will I receive my shares of common stock?

A7	If you participate in the Offer, you will be granted your shares of common stock shortly after December 20, 2007, or a later date if we extend the Offer.

Q8	Are there conditions to the Offer?

A8	Yes. The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Option Grants being exchanged.

Q9	How should I decide whether or not to participate?

A9	The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of NASDAQ, our own stock price and our business. We cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q10	How does the Offer work?

A10	On or before the Expiration Date (which we currently expect to be December 20, 2007), you may decide to exchange any of your Eligible Option Grants for shares of our common stock on a one-for-one basis (see Question & Answer 5).

Q11	If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A11	If you have more than one Eligible Option Grant, then you may exchange any or all of them. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option Grant that you tender in the Offer.

Q12	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A12	Yes. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q13	Will I be required to give up all of my rights under the cancelled options?

A13	Yes. Once we have accepted your exchanged options, your exchanged Eligible Option Grants will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged Eligible Option Grants on the same U.S. business day as the Expiration Date. We currently expect that the Expiration Date will be December 20, 2007. (See Section 6 of the Offer)

Q14	Will I have to pay taxes if I participate in the Offer?

A14	Yes. The exchange of Eligible Option Grants for shares of our common stock is a taxable event and you will recognize regular taxable income upon the receipt of the shares of our common stock we issue to you in exchange for your tendered Eligible Option Grants.

Q15	What are the tax implications for not participating in the Offer?

A15	We do not believe that the Offer will change any of the terms of your Eligible Option Grants if you do not accept the Offer.

Q16	How long will the Offer remain open?

A16	Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Eastern Time, on the Expiration Date, which is currently expected to be December 20, 2007. We currently have no plans to extend the Offer beyond December 20, 2007. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q17	What do I need to do to exchange my Eligible Option Grants?

A17	To exchange your Eligible Option Grants, you must complete and submit the Election Form to Investor Relations via hand delivery, overnight courier, facsimile to (610) 640-2603 or email the scanned Election Form to investorrelations@orthovita.com before 5:00 p.m., U.S. Eastern Time, on the Expiration Date, which is expected to be December 20, 2007. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q18	What is the deadline to elect to participate in the Offer?

A18	You must deliver your Election Form to Investor Relations via hand delivery, overnight courier, facsimile to (610) 640-2603 or email the scanned Election Form to investorrelations@orthovita.com by 5:00 p.m., U.S. Eastern Time, on the Expiration Date, which is expected to be December 20, 2007. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q19	Can I change my election? How often?

A19	Yes. You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form, each to Investor Relations via hand delivery, overnight courier, facsimile to (610) 640-2603 or email the scanned Notice of Withdrawal or revised Election Form to investorrelations@orthovita.com, prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last Notice of Withdrawal or Election Form you deliver prior to the deadline will determine your decision to elect.

Q20	What will happen if I don’t turn in my form by the deadline?

A20	If you miss this deadline, you cannot participate in the Offer. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

Q21	Will I receive a confirmation of my election?

A21	Yes. After you deliver an Election Form, Investor Relations will send you a letter of confirmation indicating we have received your Election Form and stating where you can find information regarding the number of shares of common stock that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, Investor Relations will send you a letter of confirmation indicating we have received your Notice of Withdrawal. You should keep these confirmations with your records.

Q22	What if I don’t accept the Offer?

A22	The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer.

Q23	Where do I go if I have additional questions about the Offer?

A23	Please direct your questions to Investor Relations, (610) 640-1775 or investorrelations@orthovita.com.